                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement       [ ] Confidential, for Use of the
[X]  Definitive Proxy Statement            Commission Only as permitted by
[ ]  Definitive Additional Materials       Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             HARTMARX CORPORATION
               (Name of Registrant as Specified In Its Charter)

   .........................................................................
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     1)  Title of each class of securities to which transaction applies:  ......

     2)  Aggregate number of securities to which transaction applies: ..........

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................

     4)  Proposed maximum aggregate value of transaction: ......................

     5)  Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                    HARTMARX CONSUMER APPAREL PRODUCTS LOGO

                               ----------------

                                    NOTICE
                                      OF
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 18, 1997

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at The 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Friday, April 18, 1997, at 11:00 A.M. for the following purposes:

  (1) To elect Directors of the Corporation.

  (2) To consider ratifying the appointment of independent auditors.

  (3) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed February 20, 1997, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to Mary D. Allen, Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 7, 1997 and April 18, 1997, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1996, are enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Mary D. Allen
                                          MARY D. ALLEN, Secretary

Chicago, Illinois
February 28, 1997

                    HARTMARX CONSUMER APPAREL PRODUCTS LOGO

                               ----------------

                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 18, 1997

  The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 20, 1997, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 33,280,563 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 6,200 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 28, 1997. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the ten nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1992.



                A. ROBERT ABBOUD, 67--Director since 1974


                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. He is also a director of AAR Corporation, Inland Steel Company and Alberto-Culver Company.
                (1)

A. ROBERT ABBOUD
PHOTO

                SAMAWAL A. BAKHSH, 28--Director since 1995


                Mr. Bakhsh is a director of Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations. (2)

SAMAWAL A. BAKHSH
PHOTO

                JEFFREY A. COLE, 55--Director since 1990


                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer.

JEFFREY A. COLE
PHOTO

                RAYMOND F. FARLEY, 72--Director since 1981


                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director of Johnson International, Inc., Johnson Worldwide Associates, Inc. and Snap-On Incorporated.

RAYMOND F. FARLEY
PHOTO

                ELBERT O. HAND, 57--Director since 1984

                Mr. Hand is chairman and chief executive officer of HARTMARX CORPORATION. He was president and chief operating officer from 1987 to 1992. He is also a director of Austin Reed PLC, Lon-don, England.


ELBERT O. HAND
PHOTO
                DONALD P. JACOBS, 69--Director since 1980

                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Gaylord Freeman Distinguished Professor of Fi-nance at Northwestern University. He is also a director of Unicom Corporation and its subsidiary, Commonwealth Edison Company, The First National Bank of Chicago, a subsidiary of First Chicago NBD Corporation, Security Capital Industrial Trust, Unocal Corporation and Whitman Corporation.


DONALD P. JACOBS
PHOTO
                CHARLES MARSHALL, 67--Director since 1980

                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and Sunstrand Corp.


CHARLES MARSHALL
PHOTO
                HOMI B. PATEL, 47--Director since 1994


                Mr. Patel is president and chief operating officer of HARTMARX CORPORATION. He was chairman and chief executive officer of the Men's Apparel Group from 1991 to 1992, and was named pres-ident and chief operating officer in 1992. He is also a direc-tor of the Amalgamated Life Insurance Co.

HOMI B. PATEL
PHOTO
                MICHAEL B. ROHLFS, 45--Director since 1995

                Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company. From 1991 to September, 1995, he served as executive vice president and managing director of Dearborn. (2)


MICHAEL B. ROHLFS
PHOTO

                STUART L. SCOTT, 58--Director since 1993


                Mr. Scott is chairman and chief executive officer of LaSalle Partners Limited, an international real estate services firm. He was co-chairman from 1990 to 1992, and previously served in various executive positions with LaSalle Partners. (3)

STUART L. SCOTT
PHOTO
--------
(1) From April, 1988 to March, 1991, Mr. Abboud was chairman and chief executive officer of First City Bancorporation of Texas, Inc. and its subsidiary, First City National Bank of Houston. On November 23, 1992, First City Bancorporation of Texas, Inc. ("First City"), consented to an involuntary bankruptcy petition filed against it following federal regulatory actions closing, and appointing the FDIC as receiver of, First City's subsidiary banks. The Bankruptcy Court entered an order permitting First City to operate as a debtor-in-possession under Chapter 11 of the Bankruptcy Code. A plan of reorganization was confirmed by the Bankruptcy Court in May, 1995 and completed the following July. Under the plan, First City merged with J-Hawk Corporation to form First City Financial Corporation, a company engaged in the acquisition, management and disposition of distressed asset portfolios. Stockholders of First City received beneficial interests in a liquidating trust, stock, warrants or senior subordinated notes, or a combination thereof; creditors were paid in full, including post-petition interest.
(2) Messrs. Bakhsh and Rohlfs were elected in December, 1995, and are being nominated for election, as directors pursuant to the provisions of a Stockholder's Agreement entered into by the Corporation and Traco International, N.V. ("Traco"), in conjunction with Traco's December 31, 1992 acquisition of 5,714,286 shares of the Corporation's Common Stock at $5.25 per share. In October and December, 1993, Traco transferred 5,523,810 shares to Emerson Investment, Ltd. ("Emerson"), and Emerson consented to be bound by the terms of the Stockholder's Agreement. Dearborn Financial, Inc. is an affiliate of Traco and Emerson.
(3) Affiliates of LaSalle Partners Limited manage certain commercial real estate in which subsidiaries of the Corporation lease offices and showrooms, including the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  The Board held seven meetings, one of which was the annual meeting, in fiscal 1996. All directors attended at least 75% of the meetings of the Board and committees on which he served, except for Mr. Bakhsh who was unable to attend five Board meetings. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit and Finance Committee now consists of Mr. Scott, chairman, Mr. Jacobs, Mr. Marshall and Mr. Rohlfs. It met two times in fiscal 1996. The Committee maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves all significant non-audit work which the independent auditors perform for the Corporation and approves their fees. It also oversees the Corporation's investment policies, methods of financing corporate operations and employee benefit plans.

  The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Abboud, Mr. Cole and Mr. Jacobs. It met four times in fiscal 1996. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments.

  The Nominating and Governance Committee now consists of Mr. Marshall, chairman, Mr. Jacobs, Mr. Rohlfs and Mr. Scott. It met once in fiscal 1996. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board and to make recommendations on directorship and corporate governance practices. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  For fiscal 1996, each of the directors not employed by the Corporation or any of its subsidiaries ("Outside Directors") was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Some directors have withdrawn or converted their Deferral Account into Director Stock Options exercisable for $1.00. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $2,700 per director.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") are granted under the 1995 Incentive Stock Plan for Non-Employee Directors ("1995 Directors Plan"). Except as described below, DSOs are generally identical to employee stock options but are granted only to Outside Directors. The number of shares of Common Stock covered by DSOs granted to an Outside Director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Corporation's Common Stock on the date or dates of grant, but in no event can be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director is entitled to be paid cash dividend equivalents based on any cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. The 1995 Directors Plan provides that DSOs cannot be exercised for six months after the grant date. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is also granted 150 DDSA units on each date of election to the Board. DDSAs earn dividend equivalents in the same manner as DSOs but any such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                        EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                           Long-Term Compensation
                                           -----------------------
               Annual Compensation                 Awards
             --------------------------    -----------------------
 Name and                                  Restricted  Securities
 Principal                                   Stock     Underlying     All Other
 Position    Year    Salary(1)  Bonus      Awards(3)  Options/SARs Compensation(4)
 ---------   ----    --------- --------    ---------- ------------ ---------------
Elbert O.
 Hand,       1996    $565,000  $364,280(2)  $206,822     25,000        $3,702
 Chairman
 and Chief   1995     561,667         0          --     145,000         3,686
 Executive
 Officer     1994     522,083   234,891          --      70,000         3,350
Homi B.
 Patel,      1996     450,000   285,807(2)   157,993     23,000         2,821
 President
 and         1995     447,500         0          --     135,000         2,898
 Chief Op-
 erating
 Officer     1994     418,879   138,572          --      60,000         2,758
Mary D. Al-
 len         1996     200,000   138,215(2)    59,950     10,000         1,647
 Executive
 Vice        1995     200,000         0          --      45,000         1,127
 President,
 General
 Counsel
 and Secre-
 tary        1994(5)   41,668    68,186          --      25,000           200
Glenn R.
 Morgan      1996     200,000   138,215(2)    59,950     10,000         1,695
 Executive
 Vice        1995     179,375         0          --      45,000         1,613
 President
 and Chief
 Financial
 Officer     1994     161,807    44,848          --      20,000         1,775
Frank A.
 Brenner,    1996     160,750    34,394        6,732      5,000         1,530
 Vice Pres-
 ident,      1995     160,104         0          --      10,000         1,490
 Marketing
 Services    1994     152,229    28,066          --       7,000         1,708

--------
(1) Includes amounts paid and deferred.
(2) These amounts represent the total of bonuses earned under the Management Incentive Plan and discretionary bonuses awarded in connection with the Corporation's acquisition of the assets of Plaid Clothing Group, Inc. The amounts earned under the Management Incentive Plan for fiscal 1996 were:
    Mr. Hand, $239,280; Mr. Patel, $160,807; Ms. Allen, $63,215; and Mr.
    Morgan, $63,215; and discretionary bonuses awarded were: Mr. Hand, $125,000; Mr. Patel, $125,000; Ms. Allen, $75,000; and Mr. Morgan,
    $75,000.
(3) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On July 9, 1996, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) July 9, 2006; (ii) the closing stock price on the New York Stock Exchange exceeds $9 for 30 consecutive days; (iii) retirement at age 65; or (iv) with the consent of the Compensation Committee: Mr. Hand, 25,000; Mr. Patel, 20,000; Ms. Allen, 7,500; and Mr. Morgan, 7,500. On
    December 1, 1996, the following restricted stock awards were granted in lieu of cash payments under the Management incentive Plan and vest on December 1, 1997: Mr. Hand, 10,604; Mr. Patel, 7,126; Ms. Allen, 2,800;
    Mr. Morgan, 2,800; and Mr. Brenner, 1,224. The number and value of aggregate restricted stock holdings at the end of fiscal year 1996 were:
    Mr. Hand, 25,000 ($137,500); Mr. Patel, 20,000 ($110,000); Ms. Allen,
    7,500 ($41,250); Mr. Morgan, 7,500 ($41,250); and Mr. Brenner, 0.
(4) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1996 were: Mr. Hand, $750; Mr. Patel, $661; Ms. Allen, $687; Mr. Morgan, $735; and Mr. Brenner, $786. The premiums for term life insurance in 1996 were: Mr. Hand, $2,952; Mr. Patel, $2,160; Ms. Allen, $960; Mr. Morgan, $960; and Mr. Brenner, $744.
(5) Ms. Allen's employment with the Corporation commenced on September 12,
    1994.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Effective August 1, 1996, the Corporation entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan and Ms. Allen, replacing existing agreements with each of them. The employment agreements are for an initial term expiring December 31, 1998, and automatically renew for an additional two year period unless cancelled in accordance with their terms. They provide that Messrs. Hand, Patel and Morgan and Ms. Allen will receive annual salaries at least equal to their respective annual salaries on the date the agreements were signed (with increases to be determined by the Compensation Committee), and provide for participation in the Management Incentive Plan ("MIP"), described below, and in any other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to December 31, 2000, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be.

  The severance agreements are for an initial period ending December 31, 1997, and, commencing January 1, 1998, renew for successive periods of one year unless notice of non-renewal is given by the Corporation or executive not later than the immediately preceding July 15. Pursuant to the severance agreements, the Corporation has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) cause, or (iii) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of executive's annual base salary as of the date the executive's employment is terminated and executive's annual base salary in effect immediately prior to the change in control plus three times two-thirds of the executive's maximum bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under
Section 4999 of the Internal Revenue Code, then the Corporation shall pay to executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by executive shall be equal to the severance benefits to be paid to such executive.

  Mr. Brenner has agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay him severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal two times his average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and he would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him under the Corporation's stock option plans (whether or not then fully exercisable).

                              STOCK OPTION GRANTS

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1996, option exercises in fiscal 1996 and the value of unexercised options at November 30, 1996.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                         Potential
                                                                         Realizable
                                                                          Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                                                                           Price
                                                                        Appreciation
                                                                         for Option
                          Individual Grants                               Term(1)
---------------------------------------------------------------------- --------------
                                      Percent
                                     of Total
                                      Options
                         Number of    Granted
                         Securities     to
                         Underlying  Employees Exercise or
                          Options    in Fiscal  Base Price  Expiration
     Name                 Granted     Year(2)  ($/Share)(3)    Date    5% ($) 10% ($)
     ----                ----------  --------- ------------ ---------- ------ -------
Elbert O. Hand..........   25,000(4)   10.0        5.94     07/08/2006 93,391 236,671
Homi B. Patel...........   23,000(4)    9.2        5.94     07/08/2006 85,920 217,737
Mary D. Allen...........   10,000(5)    4.0        5.94     07/08/2006 37,356  94,668
Glenn R. Morgan.........   10,000(4)    4.0        5.94     07/08/2006 37,356  94,668
Frank A. Brenner........    5,000(4)    2.0        5.94     07/08/2006 18,678  47,334

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 249,000 shares to employees in fiscal 1996. No stock appreciation rights were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the July options was $5.94 per share.
(4) These options were granted on July 9, 1996 and become fully exercisable on July 9, 1997, and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on July 9, 1996 and become exercisable in a sixty-seven percent (67%) installment on July 9, 1997, with full vesting occurring on July 9, 1998, and are subject to termination between 90 days to three years following termination of employment in certain events.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                          Shares             Number of Securities    Value ($) of Unexercised
                         Acquired           Underlying Unexercised    In-the-Money Options at
                            on     Value   Options at Nov. 30, 1996        Nov. 30, 1996
     Name                Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
     ----                -------- -------- ------------------------- -------------------------
Elbert O. Hand..........     0        0         332,759/75,000                  0/0
Homi B. Patel...........     0        0         231,242/69,667                  0/0
Mary D. Allen...........     0        0          26,333/53,667                  0/0
Glenn R. Morgan.........     0        0          59,707/26,667                  0/0
Frank A. Brenner........     0        0          24,218/ 5,000                  0/0

PENSION PLAN

  The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65 and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after
1993), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 1996, were 27 for Mr. Hand, 16 for Mr. Patel, 1 for Ms. Allen, 15 for Mr. Morgan and 19 for Mr. Brenner.

   Average Annual Earnings                 Years of Credited Service
 (Highest 5 Years of Last 10   -------------------------------------------------
            years)               5      10      15      20      25    30 or more
 ----------------------------  ------ ------- ------- ------- ------- ----------
 $200,000....................  15,341  30,681  46,022  61,363  76,703   92,044
  250,000....................  19,507  39,015  58,522  78,029  97,537  117,044
  300,000....................  23,674  47,348  71,022  94,696 118,370  142,044
  350,000....................  27,841  55,681  83,522 111,363 139,203  167,044
  400,000....................  32,007  64,015  96,022 128,029 160,037  192,044
  450,000....................  36,174  72,348 108,522 144,696 180,870  217,044
  500,000....................  40,341  80,681 121,022 161,363 201,703  242,044
  550,000....................  44,507  89,015 133,522 178,029 222,537  267,044
  600,000....................  48,674  97,348 146,022 194,696 243,370  292,044
  650,000....................  52,841 105,681 158,522 211,363 264,203  317,044
  700,000....................  57,007 114,015 171,022 228,029 285,037  342,044
  800,000....................  65,341 130,681 196,022 261,363 326,703  392,044
  900,000....................  73,674 147,348 221,022 294,696 368,370  442,044

                     REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM

 Compensation Committee Approach

  The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

 . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

 . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

 . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1996, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's achievement of continued profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Hay Executive Compensation Report containing information on nearly 8,000 executives in 630 operating units of 385 industrial organizations (34% nondurable manufacturing, 30% durable manufacturing, 30% non-manufacturing) ranging in sales from less than $150 million to over $5 billion and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 37 apparel manufacturing companies ranging in sales from less than $100 million to over $1 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

  Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

  In fiscal 1995, sales and earnings were not achieved in accordance with the business plan and a salary freeze was instituted during 1996 for all employees throughout the Corporation, including the Named Executive Officers.

  The employment agreements for Messrs. Hand, Patel and Morgan and Ms. Allen provide for their respective annual salaries to be at least equal to their annual salaries for 1996. Salaries for the Named Executive Officers continue below average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans. The salary of the Chief Executive Officer is separately discussed below.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP"). Incentive opportunities are determined in relation to competitive market data as provided in the aforementioned national executive compensation surveys and subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1996, 43 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted pre-tax income and adjusted net asset goals. Operating unit executives were measured on pre-tax income, sales and adjusted net asset goals with unit heads also measured on consolidated pre-tax income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses paid for 1996 averaged 30% of eligible salaries and 69.3% of maximum incentive opportunities. Bonus payments were apportioned between cash payments and restricted stock awards in accordance with a formula limiting cash payment to a percentage of consolidated pre-tax earnings adopted by the Compensation Committee for fiscal 1996. The restricted stock awards vest one year from the date of grant.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's 1995 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In July, under the Long Term Incentive Plan, selected senior executives received a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance based vesting whereby increments of the award will vest when the stock price exceeds certain levels for thirty consecutive days. Messrs. Patel and Morgan and Ms. Allen received awards from the Long Term Incentive Plan. The amount and terms of the options already held by the Named Executive Officers was taken into consideration in determining the size of the awards. As reflected in the Table of Option Grants In The Last Fiscal Year, one stock option grant was awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the date of the grant.

 Chief Executive Officer Compensation

  The Compensation Committee did not increase the salary of the Chief Executive Officer for fiscal 1996. Mr. Hand's salary remains below average when compared to other Chief Executive Officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 1996 MIP bonus award was based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of pre-tax income and adjusted net asset goals. The Chief Executive Officer received a stock option grant and a restricted stock award from the Corporation's 1995 Incentive Stock Plan, described above. These awards provide an incentive for future performance and the enhancement of shareholder value.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Corporation's 1995 Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be prepared and proposed for shareholder approval as and when required.

  It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                            COMPENSATION COMMITTEE

                          Raymond F. Farley, Chairman
                A. Robert Abboud Jeffrey A. ColeDonald P. Jacobs

                               PERFORMANCE GRAPH

 TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR PERIOD ENDING NOVEMBER 30,
                                     1996

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG HARTMARX, S&P 500 INDEX AND PEER GROUP

Measurement Period                         S&P
(Fiscal Year Covered)      HARTMARX        500 INDEX       PEER GROUP
---------------------      --------        ---------       ----------
Measurement Pt-
11/30/91                   $100            $100            $100
FYE 11/30/92               $77.59          $118.46         $116.14
FYE 11/30/93               $96.55          $130.39         $114.26
FYE 11/30/94               $74.14          $131.79         $112.62
FYE 11/30/95               $62.07          $180.49         $109.24
FYE 11/30/96               $72.41          $230.80         $127.85

  The Peer Group consists of: Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries, Inc. However, due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy, Crystal Brands, Inc. has been excluded from peer group returns for 1994, 1995 and 1996.

                       ITEM (2)--APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of Price Waterhouse LLP, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1997 fiscal year. Price Waterhouse has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of Price Waterhouse will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

                                                      Shares Subject
                             Beneficial      Other    to Acquisition  Percentage
Name                         Ownership     Ownership  Within 60 Days   of Class
----                         ----------    ---------  --------------  ----------
A. Robert Abboud............    43,727         --          23,727           *
Samawal A. Bakhsh...........     6,895         --           6,895           *
Jeffrey A. Cole.............    32,487         --          29,987           *
Raymond F. Farley...........    61,829         --          35,329           *
Elbert O. Hand..............   478,073(1)      300(2)     407,759(1)     1.44%(1)
Donald P. Jacobs............    49,068       3,000(3)      41,673           *
Charles Marshall............    47,326         --          23,004           *
Homi B. Patel...............   395,748(1)      --         297,909(1)     1.19%(1)
Michael B. Rohlfs...........     3,111         --           3,111           *
Stuart L. Scott.............    40,429         --          25,429           *
Mary D. Allen...............    50,708(1)      --          43,000(1)        *
Glenn R. Morgan.............   104,387(1)      --          83,874(1)        *
Frank A. Brenner............    33,410         --          24,218           *
All Directors and Executive
 Officers as a Group
 (16 persons)............... 1,431,740(1)    3,300      1,098,905(1)     4.30%(1)

--------
*Less than 1%.
(1) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $7 or $10, respectively, for 30 consecutive days. All options are granted at the market price on the date of grant and are not discounted. Also includes shares of restricted stock which vest when the stock price exceeds $9 for 30 consecutive days. The beneficial ownership of all directors and executive officers as a group includes 1,098,905 shares (3.30%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options or the vesting of restricted stock awards.
(2) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.
(3) Shares held by Mr. Jacobs' wife.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Corporation believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 were complied with in fiscal 1996, except that Elbert O. Hand, Director, Chairman and Chief Executive Officer of the Corporation, filed one late Form 4 reporting an open market purchase of 5,000 shares of the Corporation's Common Stock in October, 1996. Through an inadvertent omission, the Forms 5 filed by the Corporation's Outside Directors for fiscal years 1991-1995 did not disclose Deferred Director Stock Awards granted to them under the Corporation's stock option plans. These inadvertent omissions have been corrected.

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below*:

                                Amount and Nature of Beneficial Ownership
                             ------------------------------------------------
                                Voting Power      Investment Power
    Name and Address of      ------------------- ------------------- Percent
      Beneficial Owner         Sole     Shared     Sole     Shared   of Class
    -------------------      --------- --------- --------- --------- --------
Abdullah Taha Bakhsh
 c/o Traco,
 P.O. Box 459,
 Jeddah, Saudi Arabia....... 5,523,810           5,523,810             16.6(1)
CTC Illinois Trust Company,
 Trustee
 of the Corporation's
 Savings-
 Investment Plan and ESOP,
 209 W. Jackson Blvd.,
 Chicago, Illinois 60606....       --        --        --        --      --(2)
Dimensional Fund Advisors,
 Inc.
 1299 Ocean Avenue, 11th
 Floor
 Santa Monica, California
 90401...................... 1,276,300           1,878,200              5.7(3)
Norwest Corporation
 Norwest Center,
 Sixth and Marquette,
 Minneapolis, Minnesota
 55479...................... 2,154,425           2,442,700       225    7.4(4)
Sasco Capital, Inc.
 10 Sasco Hill Road
 Fairfield, Connecticut
 06430...................... 1,721,400           3,248,300              9.8(5)

--------
* On December 31, 1996, the Corporation had outstanding 33,232,817 shares of common stock.
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"). Emerson has represented to the Corporation that it is wholly-owned by Mr. Bakhsh and that he has sole power to direct the vote and disposition of Emerson's shares. Emerson has agreed to be bound by the terms of the Stockholder's Agreement between the Corporation and Traco International N.V. ("Traco") which, among other things, allows Traco to designate certain individuals to be nominated for election as directors of the Corporation.
(2) CTC Illinois Trust Company acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At December 31, 1996, the Trustee held 1,468,372 shares (4.4%) for the Savings-Investment Plan and 650,831 shares (2.0%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.
(3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to be the beneficial owner of 1,878,200 shares as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc. (the "Fund"), a registered open-end investment company, or in a series of the DFA Investment Trust Company, Inc. (the "Trust"), a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager for such entities. Dimensional has disclaimed beneficial ownership of all such shares.
(4) The aggregate amount beneficially owned at December 31, 1996, was 2,446,025 shares, which includes 2,415,300 shares deemed to be beneficially owned by Norwest Bank Colorado, a National Association and a subsidiary of Norwest Corporation. Norwest Corporation has represented to the Corporation that these shares are held in a fiduciary or representative capacity, and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Norwest and its subsidiaries are deemed to be beneficial owners of such shares; however, Norwest and its subsidiaries have expressly disclaimed that they are, in fact, the beneficial owners of such shares.
(5) The aggregate amount beneficially owned at December 31, 1996 was 3,248,300 shares.

                         PROPOSALS BY SECURITY HOLDERS

NOMINATIONS FOR THE BOARD OF DIRECTORS

  The Corporation's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Corporation no earlier than December 15 and no later than February 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Corporation from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

OTHER PROPOSALS

  Any proposal which a security holder intends to call upon the Corporation to include in its 1998 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1997.

  In addition, the Corporation's By-Laws require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Corporation at its principal executive offices no earlier than December 15 and no later than February 15 immediately preceding the meeting. Such notice to the Corporation must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/Mary D. Allen
                                          MARY D. ALLEN, Secretary

Chicago, Illinois
February 28, 1997

                    HARTMARX CONSUMER APPAREL PRODUCTS LOGO

                                     PROXY

                    Solicited By the Board of Directors of

                             HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Mary D. Allen, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 18, 1997, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND IN FAVOR OF THE PROPOSAL SET FORTH IN ITEM (2).

                  Continued, and to be signed, on other side

[X] Please mark your                                                    [ 4953
    votes as in this
    example.


                                 WITHHOLD          NOMINEES:
                     FOR         AUTHORITY         A. Robert Abboud         Elbert O. Hand         Michael B. Rohlfs
(1) Election of      [_]           [_]             Samawal A. Bakhsh        Donald P. Jacobs       Stuart L. Scott
    Directors                                      Jeffrey A. Cole          Charles Marshall
                                                   Raymond F. Farley        Homi B. Patel

For all nominees listed hereon (except as marked to the contrary below): To withhold authority to vote for any individual nominees, write names in the space below.



-------------------------------------------------------------------

                                          FOR     AGAINST   ABSTAIN
(2) TO RATIFY the appointment of          [_]       [_]      [_]
    independent auditors (Item (2)
    of Notice of Annual Meeting).


(3) TO TRANSACT such other
    business as may properly
    come before the meeting.


Dated this _______ day of ___________________, 1997



---------------------------------------------------
(Signature of Stockholder)                   (Seal)


---------------------------------------------------
(Signature of Stockholder)                   (Seal)


Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.